EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated effective as of this 10th day of June, 2014
(“Employment Date”), between STATIONDIGITAL CORPORATION, a Delaware corporation ("Company"), and Louis Raymond Rossi ("Employee") and does not take effect until Timothy Roberts voluntarily resigns as Chief Executive Officer of the Company.

WITNESSETH:

WHEREAS, Company desires to retain the services of Employee; and

WHEREAS, Employee agrees to provide services to Company in accordance with and subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Employment. During the Term, Employee shall have the position of Chief Executive Officer of the Company, and in connection therewith, Employee shall perform such duties and responsibilities and have such authority as is commonly incident to such office. As Chief Executive Officer, Employee shall report directly to the Company’s Board of Directors (the “Board”). Employee’s employment by the Company shall be full-time, and during the Term, Employee agrees to devote substantially all of his business time and attention, his reasonable commercial efforts, and his skill and ability to promote the interests of the Company, provided that it shall not be a breach of this paragraph for Employee to (i) manage his own personal investment portfolio or (ii) tend to other outside business interests so long as such other outside business interests do not violate the restrictions set forth in this Agreement and do not unreasonably interfere with his duties hereunder.

2.	Compensation.

a)	Salary. Commencing upon Company closing a minimum of Five Million Dollars ($5,000,000) of equity financing from the Series A Round, as compensation for performance of Employee’s obligations hereunder, Company shall pay Employee an annual salary of Two Hundred and Sixty Thousand Dollars ($260,000). Employee’s salary shall be payable in accordance with the Company’s standard payroll procedures. Increases in this salary or bonuses, commissions and other incentive pay shall be at the discretion of the Board. Salary payments shall be subject to withholding and other applicable taxes.

b)	Stock. As a signing bonus, the Employee shall receive compensation of One Hundred Thousand (100,000) shares of the Company’s common stock. While still employed by the Company and for the remainder of the initial thirty six (36) month term of this Agreement, Employee shall receive compensation of Twenty Five Thousand (25,000) shares of the Company’s common stock per month. All stock quantities are stated as of the date of this Employment Agreement.

c)	Vacation; Holidays; Insurance and Benefits. The Employee shall be eligible for the benefit plans, including vacation, holidays, medical, dental, and other fringe benefits (if any) as set forth in the Employee Handbook and, at a minimum, those benefits provided to any other Company executive officer or director.

d)	Profit Sharing. The Employee shall be eligible to participate in the Company’s Profit Sharing Plan, if any, and, at a minimum, at the same level provided any other Company executive officer or director.

3.	Term of this Agreement. This Agreement shall be in effect for a period of thirty six (36) months, unless sooner terminated by the provisions hereunder. Either party may give written notice within sixty days of the expiration of this Agreement of the intent not to renew this Agreement. Otherwise, this Agreement will automatically renew for successive twelve (12) month periods.

4.	Proprietary Rights.

a)	Employee agrees to disclose promptly to the Company all ideas, software, computer code, inventions, discoveries, and improvements (“Inventions”), whether or not patented or copyrighted, relating to the services which are conceived or first reduced to practice by Employee in the performance of services for the Company. All such Inventions shall become the sole property of the Company. During the Term of or after the termination of this Agreement, Employee shall execute and deliver to the Company all such documents and take such other action as may reasonably be required by the Company to assist the Company in obtaining patents, copyrights and vesting in the Company title to such Inventions.

b)	Employee agrees that all writings, including but not limited to technical notes, experimental data, and process instruction, (and all copies thereof), he or she produces relating to the performance of services for the Company shall be works made for hire and shall be the exclusive property of the Company. The Company shall have the exclusive right to copyright such writings.

c)	Employee agrees not to disclose to the Company or any other employee of the Company, any proprietary information or know-how that is the property of any previous employer or any other entity, or use such proprietary information or know-how during the course of fulfilling his or her service or duties, unless the Employee and/or Company (as necessary) have received prior authorization from the owner of the proprietary information or know-how.

5.	Confidentiality; Unethical Conduct; Non-competition.

a)	The parties hereto agree that the Company's books, records, files and all other information relating to the Company (that is not otherwise available in the Public Domain), its business and its clients are proprietary in nature and contain trade secrets and shall be held in strict confidence by the parties hereto, and shall not, either during the term of this Agreement or after the termination hereof, be intentionally disclosed, directly or indirectly, to any third party, person, firm, Company or other entity, irrespective of whether such person or entity is a competitor of the Company or is engaged in a business similar to that of the Company; except in furtherance of the Company's business. The trade secrets or other proprietary or confidential information referred to in the prior sentence includes, without limitation, all proposals to clients or customers, potential clients or customers, contracts, client or potential client lists, fee policies, financial information, administration or marketing practices or procedures and all other information regarding the business of the Company and its clients not generally known to the public.

b)	The parties hereto hereby acknowledge and agree that all proprietary information referred to in this Section 5 shall be deemed trade secrets of the Company and that each party hereto shall take such steps, undertake such actions and refrain from taking such other actions, as mandated by the provisions hereof and by the provisions of the laws of the State of Delaware.

c)	The parties hereto further agree and acknowledge that any disclosure of any proprietary information prohibited herein may result in irreparable injury and damage to the Company or its clients, as the case may be, which will not adequately be compensable in monetary damages, that the Company will have no adequate remedy at law therefor, and that the Company may obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect it against, or on account of, any breach of the provisions contained in this Section 5.

d)	Employee agrees that, during his or her employment with the Company, and thereafter for a period of one year after the termination of such employment, he or she will not engage in any unethical behavior which may adversely affect the Company. For the purpose of this Section 5, "Unethical Behavior" is defined as:

i)	any willful attempt, successful or unsuccessful, by the Employee to divert from the Company to any other firm, whether or not such firm is affiliated with the Employee, any business of the Company arising from or related to any of the following which is in existence, is pending or has been proposed, on or before the date of the Employee’s termination: sales of, or orders for, any products manufactured by the Company or under any license granted by the Company, or any letters of intent, proposals, agreements, contracts or subcontracts to which the Company is a party (including any amendments, supplements, modifications, extensions or renewals thereof) related to any such sales;

ii)	any willful attempt, successful or unsuccessful, to adversely influence with respect to their business relationship with the Company, any customers, clients, licensees, strategic partners, joint venture partners, or teaming partners of the Company, or organizations with which the Company has any letters of intent, proposals, agreements, contracts or subcontracts;

iii)	any willful attempt, successful or unsuccessful, by the Employee to offer his or her services, or to influence any other employee of the Company to offer their services, to any firm to compete against the Company in connection with the performance of any services or any sales of, or orders for, any products manufactured by the Company or under any license granted by the Company, or under any letters of intent, proposals, agreements, contracts or subcontracts to which the Company is a party (including any amendments, supplements, modifications, extensions or renewals thereof) related to any such sales or services; or

iv)	Any attempt, successful or unsuccessful, to employ or offer employment to or cause any other person to employ or offer employment to any other employee of the Company.

v)	Exempt from the definition of “Unethical Behavior” shall be Employee’s continued and future work related to GreenPages Technology Solutions, CCPrep.com, or IMS’s Visual Collaboration Services.

e)	Employee agrees that, during Employee’s employment with the Company, and for a period of one year after the termination of such employment, Employee will not, directly or indirectly, as an employee, employer, contractor, agent, principal, partner, shareholder, director, corporate officer, or in any other individual or representative capacity, engage in or participate in any business (the “Prohibited Business”) in direct competition with The Company.

f)	The provisions of this Section 5 shall continue for a period of one year after termination of his or her employment with the Company, whether voluntary or involuntary, with or without cause. Employee shall notify any new employer, partner, association or any other firm or Company actually or potentially in competition with the Company with whom Employee shall become associated in any capacity whatsoever of the provisions of this Section 5 and that the Company may give such notice to such firm, Company or other person.

6.	Business Opportunities; Conflicts of Interest; Other Employment and Activities of Employee.

a)	Employee agrees promptly to advise the Company of, and provide the Company with an opportunity to seek, all business opportunities that reasonably may be available to the Company, whether or not such business opportunities are related to the present business conducted by the Company.

b)	Employee, in his or her capacity as an employee of the Company, shall not engage in any business with any member of such Employee's immediate family or with any person or business entity in which such Employee or any member of such Employee's immediate family has any significant ownership interest or significant financial interest, unless and until such Employee has first fully disclosed such interest to the Board of Directors and received written consent from the Board of Directors, signed by the Chairman of such board. As used herein, the term "immediate family" means an Employee's spouse, natural or adopted children, parents or siblings and the term "financial interest" means any relationship with such person or business entity that may monetarily benefit such Employee or member of his or her immediate family, including any lending relationship or the guarantying of any obligations of such person or business entity by such Employee or member of his or her immediate family.

c)	The parties hereto acknowledge and agree that Employee may engage in outside civic, political, social, educational and professional activities and may serve on the boards of directors of other companies; provided, however, that such activities shall not have priority over or adversely affect or conflict with the business of the Company or its clients, or interfere with the ability of an Employee to fulfill his or her duties to the Company as a full-time employee of the Company, as conclusively determined by the Board of Directors of the Company.

d)	Severance. In the event Company terminates this Agreement prior to its expiration, then Company shall pay Employee a Severance Payment equal to six (6) months’ salary, as well as to continue to provide those benefits, if any, that Employee had been receiving from Company prior to the termination for a term of six (6) months. Company shall withhold any Severance Payment hereunder until any and all Company assets are returned by Employee. With respect to any outstanding Company stock options held by or for the benefit of Employee as of a termination date that are not vested and exercisable as of such date, the Company shall immediately accelerate the vesting of that portion of the Employee’s stock options. This provision will be null and void should employee resign before 6 months from the date of this agreement.

7.	Remedies; Injunctive Relief. Employee agrees that violations of this Agreement may result in irreparable injury and damage to the Company which will not adequately be compensable in monetary damages, that the Company will have no adequate remedy at law, and that the Company may obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect it against, or on account of, any such violation.

8.	Severability. If any provision of this Agreement or any part of any provision of this Agreement is determined to be invalid or unenforceable in whole or in part for any reason whatsoever, it shall be severable from the rest of this Agreement and shall not invalidate or affect the other portions or parts of the Agreement, which shall remain in full force and effect and be enforceable according to their terms.

9.	Reasonableness of Restrictions. Employee agrees that the restrictions set forth in this Agreement do not unfairly impair his or her ability to secure employment within the field or fields of his or her choice, including those areas which Employee is, or is about to be, employed by the Company.

10.	Prior Agreements. Employee agrees and represents that his or her performance of the terms of this Agreement and any services to be rendered as an employee of the Company do not and shall not breach any fiduciary or other duty or any covenant, agreement, or understanding (including but not limited to, any agreement relating to any proprietary information, knowledge or data acquired by Employee in confidence, trust or otherwise prior to employment by the Company) to which Employee is a party or by the terms of which Employee may be bound. Employee covenants and agrees that he or she will not disclose to the Company, or induce the Company to use, any such proprietary information, knowledge or data belonging to any previous employer or others.

11.	Nonwaiver. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or as a waiver of any other provisions of this Agreement.

12.	Notices. All notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, to the following:

a)	If to the Company,

General Counsel

StationDigital Corporation

5042 Wilshire Blvd, #26900

Los Angeles, CA 90036

b)	If to Employee,

Louis Raymond Rossi

401 Lookout Point Drive

St. Augustine, Florida 32080

Any notice, request, demand or other communication delivered or sent in the foregoing manner shall be deemed given or made (as the case may be) upon the earliest of the date it is actually received, the business day after the day on which it is delivered by hand, the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or the third business day after the day on which it is deposited in the United States mail. Either party may change its address by notifying the other party of the new address in any manner permitted by this paragraph. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not affect the date of such notice, election or demand sent in accordance with the foregoing provisions.

14.         Arbitration. Any controversy or claim arising out of or related to this Agreement, or the breach of this Agreement, shall be settled by binding arbitration administered by the American Arbitration Association under its rules and judgment on the award rendered may be entered in any court having jurisdiction. The arbitration proceeding shall take place in the Tampa, Florida metropolitan area.

15.        Attorneys’ Fees. In the event of any litigation concerning this Agreement, the prevailing party in such litigation shall be entitled to payment from the other party of all costs incurred by such prevailing party in connection with such litigation, including reasonable attorneys' fees incurred.

16.	Company’s Representation. By entering this Employment Agreement, Company warrants and represents to Employee that: (i) Company has the power to enter this agreement; (ii) this Employment Agreement and Company’s performance of its duties and obligations hereunder do not and will not violate any securities laws, rules or regulations; and (iii) that Company is not currently in violation of any securities laws, rules or regulations, nor is Company received notice of any claimed violation.

17.	Insurance and Indemnity. Employee will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Company, but on terms no less favorable than provided to any other Company executive officer or director.

18.	Reimbursements. Employee shall be reimbursed for expenses, including but not limited to travel, in the manner provided for any other Company executive officer or director.

19.         Miscellaneous.

c)	This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties, except that this Agreement may not be assigned by Employee without the Company’s written permission.

d)	The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretations of any of the provisions hereof.

e)	This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law.

f)	The parties entering into this Agreement expressly represent that they have direct and express authority to execute this Agreement in accordance with the above terms.

g)	The parties agree to execute any and all documents necessary to implement the provisions of this Agreement.

h)	This Agreement may be executed in several counterparts, all of which taken together shall constitute one instrument.

i)	This Agreement contains the entire agreement of the parties. No representations, inducements, promises, or agreements not set forth herein shall have any force or effect. This Agreement can only be modified in writing signed by both parties.

j)	The Term of this Agreement (the “Term”) is for the duration of employment until terminated by Employee or Company, except for Sections 5 and 6, which do not terminate, except as stated therein.

IN WITNESS WHEREOF, this Employment Agreement has been executed as of the day first above written.

COMPANY

STATIONDIGITAL CORPORATION

By:	/s/ Terrance Taylor
Terrance Taylor,
Chief Financial Officer,
Acting Under Authority of
the Board of Directors

EMPLOYEE

LOUIS RAYMOND ROSSI

By:	/s/ Louis Raymond Rossi
Louis Raymond Rossi, individually

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